As filed with the Securities & Exchange Commission on December 2, 1996
                                                     Registration No. 33-_______

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -------------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                            -------------------------

                      RENAISSANCE ENTERTAINMENT CORPORATION
             (Exact name of registrant as specified in its charter)

            COLORADO                                      84-1094630
  (State or other jurisdiction              (I.R.S. Employer Identification No.)
of incorporation or organization)

                            -------------------------

                          440 ARAPAHOE ROAD, SUITE 200
                             BOULDER, COLORADO 80303
                                 (303) 444-8273
          (Address and telephone number of principal executive offices)

                            -------------------------

                      RENAISSANCE ENTERTAINMENT CORPORATION
                     1996 CONSULTANT COMPENSATION AGREEMENTS
                            (Full title of the Plan)

                               Charles S. Leavell
                          4440 Arapahoe Road, Suite 200
                             Boulder, Colorado 80303
                                 (303) 444-8273
            (Name, address and telephone number of agent for service)

                            -------------------------
           Approximate date of proposed commencement of sales pursuant to the Plan: From time to time after this Registration
                          Statement becomes effective.

                            -------------------------


                         CALCULATION OF REGISTRATION FEE
================================================================================
  Title of          Amount    Proposed maximum  Proposed maximum      Amount of
securities to       to be      offering price  aggregate offering   registration
be registered    registered     per share (1)      price (1)           fee (1)
================================================================================

Common             300,000        $5.75           $1,725,000           $522.73
Stock, par
value  $.03
-------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with paragraphs (c) and (h) of Rule 457 based upon the price of $5.75, which represents average of the high ($6.00) and low ($5.50) sales prices reported for such stock on the NASDAQ National Market on November 25, 1996.


                                     PART II

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission ("Commission"). The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act (File No. 0-23782), are incorporated by reference in this registration statement:

               (a) The Company's Annual Report on Form 10-KSB for the year ended March 31, 1996; and

               (b) The Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1996 and the quarter ended September 30, 1996; and

               (c) The description of the Company's common stock contained in the Company's Registration Statement in Form 8-A, declared effective by the Commission on April 1, 1994, as amended, including the amendment to the Company's Registration Statement on Form 8-A, as filed with the Commission on November 15, 1996.

         All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

ITEM 5.  LEGAL MATTERS

         Certain legal matters with respect to the legality of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Gray, Plant, Mooty, Mooty & Bennett, P.A., Minneapolis, Minnesota.

ITEM 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

         The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officers of the Company is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

         Sections 7-109-101 through 7-109-110 of the Colorado Corporation Code provide as follows:

         7-109-101.  DEFINITIONS.  As used in this article:

         (1) "Corporation" includes any domestic or foreign entity that is a predecessor of a corporation by reason of a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

         (2) "Director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan. A director is considered to be serving an employee benefit plan at the corporation's request if his or her duties to the corporation also impose duties on, or otherwise involve services by, the director to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

         (3) "Expenses" includes counsel fees.

         (4) "Liability" means the obligation incurred with respect to a proceeding to pay a judgment, settlement, penalty, fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable expenses.

         (5) "Official capacity" means, when used with respect to a director, the office of director in a corporation and, when used with respect to a person other than a director as contemplated in section 7-109-107, the office in a corporation held by the officer or the employment, fiduciary, or agency relationship undertaken by the employee, fiduciary, or agent on behalf of the corporation. "Official capacity" does not include service for any other domestic or foreign corporation or other person or employee benefit plan.

         (6) "Party" includes a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

         (7) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

         7-109-102.  AUTHORITY TO INDEMNIFY DIRECTORS.

         (1) Except as provided in subsection (4) of this section, a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if:

          (a) The person conducted himself or herself in good faith; and

          (b) The person reasonable believed:

               (I) In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and

               (II) In all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and

               (c) In the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

         (2) A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in or beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (II) of paragraph (b) of subsection (1) of this section. A director's conduct with respect to an employee benefit plan for a purpose that the director did not reasonably believe to be in the interests of the participants in or beneficiaries of the plan shall be deemed not to satisfy the requirements of paragraph (a) of subsection (1) of this section.

         (3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

         (4) A corporation may not indemnify a director under this section:

            (a) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

            (b) In connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

         (5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

         7-109-103. MANDATORY INDEMNIFICATION OF DIRECTORS. Unless limited by its articles of incorporation, a corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding.

         7-109-100.  ADVANCE OF EXPENSES TO DIRECTORS.

         (1) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

            (a) The director furnishes to the corporation a written affirmation of the director's good faith belief that he or she has met the standard of conduct described in section 7-109-102;

            (b) The director furnishes to the corporation a written undertaking, executed personally or on the director's behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct; and

            (c) A determination is made that the facts then known to those making the determination would not preclude indemnification under this article.

         (2) The undertaking required by paragraph (b) of subsection (1) of this section shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

         (3) Determinations and authorizations of payments under this section shall be made in the manner specified in section 7-109-106.

         7-109-105.  COURT-ORDERED INDEMNIFICATION OF DIRECTORS.

         (1) Unless otherwise provided in the articles of incorporation, a director who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification in the following manner:

            (a) If it determines that the director is entitled to mandatory indemnification under section 7-109-103, the court shall order indemnification, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification.

            (b) If it determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in section 7-109-102 (1) or was adjudged liable in the circumstances described in section 7-109-102(4), the court may order such indemnification as the court deems proper; except that the indemnification with respect to any proceeding in which liability shall have been adjudged in the circumstances described in section 7-109-102
         (4) is limited to reasonable expenses incurred In connection with the proceeding and reasonable expenses incurred to obtain court-ordered indemnification.

         7-109-106. DETERMINATION AND AUTHORIZATION OF INDEMNIFICATION OF DIRECTORS.

         (1) A corporation may not indemnify a director under section 7-109-102 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in section 7-109-102. A corporation shall not advance expenses to a director under section 7-109-104 unless authorized in the specific case after the written affirmation and undertaking required by section 7-109-104 (1) (a) and (1) (b) are received and the determination required by section 7-109-104 (1) (c) has been made.

         (2) The determinations required by subsection (1) of this section shall be made:

            (a) By the board of directors by a majority vote of those present at a meeting at which a quorum is present, and only those directors not parties to the proceeding shall be counted in satisfying the quorum; or

            (b) If a quorum cannot be obtained, by a majority vote of a committee of the board of directors designated by the board of directors, which committee shall consist of two or more directors not parties to the proceeding; except that directors who are parties to the proceeding may participate in the designation of directors for the committee.

         (3) If a quorum cannot be obtained as contemplated in paragraph (a) of subsection (2) of this section, and a committee cannot be established under paragraph (b) of subsection (2) of this section, or, even if a quorum is obtained or a committee is designated, if a majority of the directors constituting such quorum or such committee so directs, the determination required to be made by subsection (1) of this section shall be made:

            (a) By independent legal counsel selected by a vote of the board of directors or the committee in the manner specified in paragraph (a) or
         (b) of subsection (2) of this section or, if a quorum of the full board cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority vote of the full board of directors; or

            (b)   By the shareholders.

         (4) Authorization of indemnification and advance of expenses shall be made in the same manner as the determination that indemnification or advance of expenses is permissible; except that, if the determination that indemnification or advance of expenses is permissible is made by independent legal counsel, authorization of indemnification and advance of expenses shall be made by the body that selected such counsel.

         7-109-107. INDEMNIFICATION OF OFFICERS, EMPLOYEES, FIDUCIARIES, AND AGENTS.

         (1) Unless otherwise provided in the articles of incorporation:

            (a) An officer is entitled to mandatory indemnification under section 7-109-103, and is entitled to apply for court-ordered indemnification under section 7-109-105, in each case to the same extent as a director;

            (b) A corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and

            (c) A corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract.

         7-109-108. INSURANCE. A corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation, or who, while a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan, against liability asserted against or incurred by the person in that capacity or arising from his or her status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have power to indemnify the person against the same liability under section 7-109-102, 7-109-103, or 7-109-107. Any such insurance may be procured from any insurance company designated by the board of directors, whether such insurance company is formed under the laws of this state or any other jurisdiction of the United States or elsewhere, including any insurance company in which the corporation has an equity or any other interest through stock ownership or otherwise.

         7-109-109.  LIMITATION OF INDEMNIFICATION OF DIRECTORS.

         (1) A provision treating a corporation's indemnification of, or advance of expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors, or in a contract, except an insurance policy, or otherwise, is valid only to the extent the provision is not inconsistent with sections 7-109-101 to 7-109-108. If the articles of incorporation limit indemnification or advance of expenses, indemnification and advance of expenses are valid only to the extent not inconsistent with the articles of incorporation.

         (2) Sections 7-109-101 to 7-109-108 do not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when he or she has not been made a named defendant or respondent in the proceeding.

         7-109-110. NOTICE TO SHAREHOLDER OF INDEMNIFICATION OF DIRECTOR. If a corporation indemnifies or advances expenses to a director under this article in connection with a proceeding by or in the right of the corporation, the corporation shall give written notice of the indemnification or advance to the shareholders with or before the notice of the next shareholders' meeting. If the next shareholder action is taken without a meeting at the instigation of the board of directors, such notice shall be given to the shareholders at or before the time the first shareholder signs a writing consenting to such action.

                                      * * *

         Article XI of the Amended and Restated Articles of Incorporation of the Company provides, in pertinent part:

          (1) A Director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except to the extent that such an exemption from liability or limitation thereof is not permitted under the General Corporation Laws of the State of Colorado as the same exists or may hereafter be amended.

         Article VIII of the Amended and Restated Articles of Incorporation of the Company provides:

               The Corporation may and shall indemnify each Director, Officer and any employee or agent of the Corporation, his heir, executors and administrators, against any and all expenses and liability reasonably incurred by him in connection with any action, suit or proceeding to which he may be a party by reason of his being or having been a Director, Officer, employee or agent of the Corporation to the full extent required or permitted by the Colorado Corporation Code, as amended.

ITEM 8.  EXHIBITS

EXHIBIT

    4.1         Specimen Form of Common Stock Certificate*

    5.1         Opinion of Gray, Plant, Mooty, Mooty & Bennett, P.A.*

   23.1         Consent of Gray, Plant, Mooty, Mooty & Bennett, P.A. (see
                Exhibit 5.1 to this Registration Statement)

   23.2         Consent of Schumacher & Associates, Inc.*

   24.1 Power of Attorney (included on the signature page of this Registration Statement)

--------------------
* Filed herewith.

ITEM 9.  UNDERTAKINGS

         A. The undersigned registrant hereby undertakes:

                  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant as discussed above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Boulder, State of Colorado on the 31st day of October, 1996.


                                 RENAISSANCE ENTERTAINMENT CORPORATION


                                 By: /s/ Charles S. Leavell
                                     -------------------------------------------
                                     Charles S. Leavell, Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Charles S. Leavell and Sue Brophy, and each of them, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full powers and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Form S-8 Registration Statement has been signed by the following persons in the capacities and on the dates stated:


       Signature                        Position                      Date

/s/ Charles S. Leavell             Director, Chairman           October 31, 1996
----------------------    of the Board and Chief Executive
Charles S. Leavell                     Officer


/s/ Sue Brophy                  Chief Financial Officer,        October 31, 1996
----------------------             Controller and
Sue Brophy                   Principal Accounting Officer



/s/ Phyllis Patterson                   Director                October 29, 1996
----------------------
Phyllis Patterson


/s/ Howard Hamburg                      Director                October 23, 1996
----------------------
Howard Hamburg


/s/ Sanford L. Schwartz                 Director                October 23, 1996
----------------------
Sanford L. Schwartz


/s/ Robert M. Geller                    Director                October 31, 1996
----------------------
Robert M. Geller


/s/ Barbara Hope                        Director                October 31, 1996
----------------------
Barbara Hope



                                INDEX TO EXHIBITS

EXHIBIT                                                                     PAGE
-------                                                                     ----

    4.1         Specimen Form of Common Stock Certificate*                   --

    5.1         Opinion of Gray, Plant, Mooty, Mooty & Bennett, P.A.*        --

   23.1         Consent of Gray, Plant, Mooty, Mooty & Bennett, P.A.
                (see Exhibit 5.1 to this Registration Statement)             --

   23.2         Consent of Schumacher & Associates, Inc.*                    --

   24.1         Power of Attorney (included on the signature page of this
                Registration Statement)                                      --

------------------------
*        Filed herewith.